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                                                                    Exhibit 10.8


                    BELL ATLANTIC EMPLOYEE SERVICES AGREEMENT

  THIS AGREEMENT is made as of May 21,1998 BETWEEN

  (1) BELL ATLANTIC GLOBAL SYSTEMS COMPANY, a Delaware corporation with an office at 4 West Red Oak Lane, White Plains, New York 10604, USA ("Bell Atlantic"): and

  (2) FLAG LIMITED, a Bermuda company, with its registered office at 12 Par-La-Ville Road, Richmond House, 5th Floor, Hamilton HM 08 Bermuda ("FLAG").

  WHEREAS:

  (A) FLAG is in the business of operating and maintaining an undersea fiber optic cable system linking multiple countries from Europe to Asia (the "System").

  (B) Pursuant to the terms and conditions contained in that certain Marketing Transition Agreement among Bell Atlantic, FLAG and Bell Atlantic Network Systems (Bermuda) Limited dated May 14, 1998 (the "Transition Agreement"), Bell Atlantic has agreed to provide the services of those employees set forth in Exhibit A (the "Bell Atlantic Employees") to FLAG, and Bell Atlantic, will be compensated for providing such Bell Atlantic Employees to FLAG.


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  NOW THEREFORE, IT IS HEREBY AGREED as follows:

         1.       BELL ATLANTIC OBLIGATIONS

         1.1 During the term hereof, the Bell Atlantic Employees shall provide services to FLAG on a full time basis for the respective periods set forth in Exhibit A. The services rendered by the Bell Atlantic Employees shall be rendered under the direction and control of FLAG's senior management. If requested by FLAG, the Bell Atlantic Employees shall work out of such office of FLAG or any of its subsidiaries as FLAG may reasonably request. In the event of an international assignment, FLAG shall pay associated international assignment expenses on a basis to be agreed upon by FLAG and Bell Atlantic prior to the assignment.

         1.2 The Bell Atlantic Employees' respective salaries, fees and any related agreements have been reviewed and accepted by FLAG. FLAG may by notice require Bell Atlantic to remove any Bell Atlantic Employee at any time for unsatisfactory performance, allowing for a reasonable time in light of the circumstances of the removal and the need to substitute a replacement employee. Bell Atlantic shall use its best efforts to ensure that any replacement for any Bell Atlantic Employee shall possess suitable technical, managerial or other appropriate qualifications commensurate with his or her functions. Bell Atlantic shall submit the name, salary, fees and any related agreement of any such replacement to FLAG for its written approval (such approval not to be unreasonably withheld or delayed). Any such replacement employee shall be a Bell Atlantic Employee for


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purposes hereof.

         2.       FLAG PAYMENTS

         2.1 In respect of each Bell Atlantic Employee providing services to FLAG during a calendar month (or any part thereof) during the term of this Agreement, Bell Atlantic shall invoice FLAG following the end of such calendar month for the pre-approved employee costs incurred by Bell Atlantic during that month for such Bell Atlantic Employee, such costs to include such Bell Atlantic Employee's (i), salary and (ii), benefits, vacation pay, annual incentive award and payroll costs (the costs of (ii) being an agreed upon fixed percentage of salary); provided that the determination of whether any Bell Atlantic Employee is entitled to receive an annual incentive award outside of the target range within Bell Atlantic Corporation shall be made by FLAG and Bell Atlantic, and provided further that nothing shall prevent FLAG from awarding any supplemental bonus directly to any Bell Atlantic Employee. FLAG shall within 45 days of the receipt of such invoice pay Bell Atlantic the amount of such invoice.

           2.2 FLAG shall promptly reimburse each Bell Atlantic Employee for out of pocket expenses incurred by such Bell Atlantic Employee in providing services pursuant hereto in accordance with FLAG's expense reimbursement policy.

           2.3 FLAG shall pay interest at a rate per annum equal to the prime rate of Chase Manhattan Bank plus three percent on the amount of any invoice which is not paid by its due


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  date in full, except to the extent FLAG is disputing in good faith such amount. Such interest shall accrue on the undisputed overdue amount from the due date until payment in full. If FLAG disputes in good faith any invoice or part thereof, FLAG shall pay all undisputed portions of the invoice.

           2.4 All payments made to Bell Atlantic hereunder shall be made in U.S. dollars in same day available funds to such bank account as Bell Atlantic shall notify to FLAG from time to time.

           2.5 All payments to be made by FLAG hereunder, other than following a termination of this Agreement due to a breach by Bell Atlantic, shall be made without set-off or counterclaim except to the extent that any deduction or withholding is required by law. Bell Atlantic shall be entitled to any refunds thereof.

           3.     DURATION

           3.1 This Agreement shall be effective as of the date hereof and unless sooner terminated in accordance with the provisions of Section 4 hereof shall continue in force for a period of three years.

           4.     TERMINATION


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           4.1 If either party commits, a material breach of this Agreement and either such breach is not cured within 30 days after notice from the other party specifying the breach or, if not reasonably curable during such period, such party has not commenced and diligently continued its efforts to effect a cure or has not fully cured such breach within 60 days after such notice, the other party shall be entitled to terminate this Agreement.

           4.2 FLAG may terminate this Agreement for any or all of the Bell Atlantic Employees without cause at any time by giving 30 days' prior notice to Bell Atlantic. In the event any Bell Atlantic Employee does not wish to continue to provide services to FLAG pursuant hereto, Bell Atlantic shall give FLAG as much notice as practicable and shall, if requested by FLAG, provide a replacement in accordance with Section 1.2 hereof.

           4.3 Except as otherwise set forth in this Agreement, termination shall be in addition to, and not in lieu of, other rights and remedies. The rights and obligations of either party that have accrued prior to such termination, including but not limited to the right to payment for the Bell Atlantic Employees, shall not be affected thereby.

           5.     LIABILITY

           5.1 Each party shall indemnify and bold the other party harmless against any losses, damages, liabilities, claims or demands, including all costs, expenses and reasonable attorney's fees on account thereof or in connection with any investigation or preparation related thereto or the


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  enforcement of this indemnification provision, that may be made or incurred as a result of the negligent or willful acts or omissions of the indemnifying party. However, Bell Atlantic shall not be responsible in any way, and FLAG shall indemnify Bell Atlantic, for losses, damages, claims, or demands that may be made or incurred as a result of the acts or omissions of the Bell Atlantic Employees to the extent that they act pursuant to the instructions of FLAG. The indemnified party agrees to notify the indemnifying party promptly of any written claims or demands against the indemnified party for which the indemnifying party would be responsible for hereunder. The Indemnified party shall not settle or compromise any such claims or demands without the prior consent of the indemnifying party.

           5.2 THE PARTIES AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL DAMAGES, INCIDENTAL DAMAGES, CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS ARISING OUT OF THIS AGREEMENT.

           6.     MISCELLANEOUS

           6.1 Except for the Transition Agreement, this Agreement supersedes and merges all prior proposals, understandings and any other agreements, oral or written, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by the parties.


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           6.2 This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective successors and permitted assigns, provided that no party hereto may assign this Agreement without the prior written consent of the other party, and any attempted assignment without such consent shall be null and void and provided further that FLAG may assign any of its rights and/or obligations to any appropriate subsidiary of FLAG. Nothing contained herein, express or implied, shall be deemed to confer any right or remedy upon, or obligate any party to any person or entity other than the parties hereto.

           6.3 Neither party shall be considered an agent of the other party or shall have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other party.

           6.4 This Agreement may be entered into in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

           6.5 This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to the principles of conflicts of laws thereof.

           6.6 Unless settled by mutual agreement, any dispute or difference whatsoever that might arise from the performance or as to the meaning of this Agreement or as to any matter or items of whatsoever nature howsoever arising out of or in connection with this Agreement shall be submitted to arbitration in accordance with and subject to the Rules of Conciliation and Arbitration of the


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  International Chamber of Commerce and finally settled by three arbitrators appointed in accordance with such rules, unless the parties agree upon a single arbitrator under such rules. The place of arbitration shall be New York City, and the language of the arbitration shall be English. Any decision or award of the arbitral tribunal shall be final and binding upon the parties. The costs of such arbitration shall be borne in equal proportions by the parties provided that each party shall bear the cost of its own legal counsel.

           6.7 Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five days' prior notice specified to the sending party):

           Any notice required to be delivered to Bell Atlantic shall be sent to:

           Bell Atlantic Global Systems Company
           Attn.: Director of Human Resources
           4 West Red Oak Lane
           White Plains, NY 10604
           Facsimile: 914-644-6977

           With a copy to:

           Bell Atlantic
           Legal Department
           Attn: Richard G. Warren, Esq.
           1095 Avenue of the Americas
           New York, NY  10036
           Facsimile: 212-764-2739


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           Any notice required to be delivered to FLAG shall be sent to:

           FLAG Limited
           Richmond House
           12 Par-la-Ville Road
           Hamilton HM08 Bermuda
           Attn.: Chief Executive Officer
           Facsimile: 441-296-0938

           7.     CONFIDENTIALITY

           It is understood and mutually agreed that:

           (a) Except as required by law or regulation, the parties hereto shall keep strictly confidential this Agreement and any facts, claims, allegations or terms and conditions relating to all or part hereof, any statements, negotiations, proceedings or opinions in connection herewith and any information made available by either party to the other (including by FLAG or any of its subsidiaries to any Bell Atlantic Employee) pursuant hereto; and

         (b) Except as required by law or regulation, neither party hereto shall create any publicity or make any statement to anyone concerning the other party to this Agreement or any of their affiliates, or present or former officers, directors, employees or agents. IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the day and year first written above.


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  FLAG LIMITED                                   BELL ATLANTIC GLOBAL
                                                 SYSTEMS COMPANY


  By: /s/ Andres Bandi                           By: /s/ Daniel C. Petri
     ----------------------------                   ----------------------------

  Name:  Andres Bandi                            Name:  Daniel C. Petri
       --------------------------                     --------------------------

  Title: Chairman & CEO                          Title: President
        -------------------------                      -------------------------




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